Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BETWEEN

INHIBRX BIOSCIENCES, INC.

AND

INHIBRX, INC.

DATED [●], 2024

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

TABLE OF CONTENTS

ii

Schedule A - Services

Schedule B - Schedule of ClinOps Employees and Related Severance Amounts

Schedule C - Data Processing Addendum

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated [●], 2024 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and between Inhibrx, Inc., a Delaware corporation (“RemainCo”), and Inhibrx Biosciences, Inc., a Delaware corporation (“SpinCo”). Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement (as defined below).

RECITALS

A.            WHEREAS, RemainCo, SpinCo, and Aventis Inc., a Pennsylvania corporation (“Parent”) have entered into that certain Separation and Distribution Agreement, dated as of January 22, 2024 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

B.            WHEREAS, in furtherance of the transactions contemplated by the Separation Agreement, the Parties (as defined below) desire that SpinCo shall provide or cause to be provided to RemainCo or to the other members of the RemainCo Group, as applicable (RemainCo and such other members of the RemainCo Group collectively hereinafter referred to as the “RemainCo Entities”) certain services, access to systems and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.        Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“101 Business” has the meaning set forth in the Separation Agreement.

“Additional Service” shall have the meaning set forth in Section 2.03.

“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the time of the Distribution, none of Parent, RemainCo or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.

“Assets” shall have the meaning set forth in the Preamble.

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York or Paris, France are permitted or required by Law to remain closed.

“Cause” means (i) dishonesty with respect to SpinCo, Parent, RemainCo or any of their respective Affiliates, (ii) insubordination, substantial malfeasance or non-feasance of duty, (iii) unauthorized disclosure of confidential information, (iv) breach by such Service Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Service Employee and SpinCo or any Affiliate and (v) conduct substantially prejudicial to the business of SpinCo, Parent, RemainCo or any of their respective Affiliates; provided, however, that any provision in an agreement between a Service Employee and SpinCo or one of its Affiliates, which contains a conflicting definition of “Cause” for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Service Employee.

“ClinOps Employees” has the meaning given to such term in the Separation Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, non-public, or proprietary about a Person, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another Person or its Affiliates or Representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Person receiving such information or by any of its Affiliates or Representatives; or (ii) is already available to, or is or becomes available on a non-confidential basis to, the Person receiving such information or its Affiliates or Representatives from a source (other than a Party to this Agreement or its Affiliates or Representatives) who is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation.

“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.

“Contract” has the meaning given to such term in the Merger Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” means the day on which the Distribution is effected.

“Force Majeure Event” shall have the meaning set forth in Section 9.03.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Group” means the RemainCo Group or the SpinCo Group, as applicable.

“Indemnified Party” means a SpinCo Indemnified Party or a RemainCo Indemnified Party.

“Intellectual Property” has the meaning given to such term in the Merger Agreement.

“Law” has the meaning given to such term in the Merger Agreement.

“Local Implementing Agreement” shall have the meaning set forth in Section 3.03.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January [22], 2024. by and among Parent, Art Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and RemainCo.

“Nonparty Affiliates” shall have the meaning set forth in Section 10.14.

“Party” means RemainCo and SpinCo individually, and “Parties” means RemainCo and SpinCo collectively, and, in each case, their respective permitted successors and assigns.

“Person” has the meaning given to such term in the Merger Agreement.

“Recipient” means, with respect to a Service or Additional Service, RemainCo, its Affiliate, or other members of the RemainCo Group, as applicable, to whom such Service or Additional Service is being provided or is required to be provided under this Agreement.

“RemainCo” shall have the meaning set forth in the Preamble.

“RemainCo Entities” shall have the meaning set forth in the Recitals.

“RemainCo Group” means RemainCo, each Person that is a Subsidiary of RemainCo and each Person that becomes a Subsidiary of RemainCo following the date of this Agreement.

“RemainCo Indemnified Party” shall have the meaning set forth in Section 8.03.

“RemainCo Services Manager” shall have the meaning set forth in Section 2.04(a).

“Schedule(s)” means the schedules attached hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Employees” shall have the meaning set forth in Section 5.01(a).

“Service Employee End Date” shall have the meaning set forth in Section 5.04(b).

“Service Period” shall have the meaning set forth in Section 2.02.

“Service Taxes” shall have the meaning set forth in Section 5.03(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Software” shall have the meaning set forth in the Merger Agreement.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Entities” means SpinCo and any of its Subsidiaries.

“SpinCo Group” has the meaning given to such term in the Merger Agreement.

“SpinCo Indemnified Party” shall have the meaning set forth in Section 8.01(b).

“SpinCo Services Manager” shall have the meaning set forth in Section 2.04(b).

“Subsidiary” has the meaning given to such term in the Merger Agreement.

“Tax” has the meaning given to such term in the Merger Agreement.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Charges” means any and all costs, fees or expenses payable, directly by SpinCo with respect to a Service to any unaffiliated, third-party provider as a result of the early termination or reduction of the Service Period duration of such Service (without prejudice to RemainCo’s rights with respect to a Force Majeure Event).

“TSA Dispute” shall have the meaning set forth in Section 7.01(a).

Section 1.02.        Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.        Services.

(a)            Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide, or shall cause to be provided, to the RemainCo Entities the services and access to systems as set forth, respectively, in Schedule A attached hereto (the “Services”).

(b)            All Services shall be for the sole use and benefit of the relevant Recipient.

Section 2.02.        Duration of Services. Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide (or cause to be provided) to the relevant Recipient each Service until the earliest to occur of, with respect to each such Service, (a) the expiration of the period of duration for such Service as set forth in Schedule A (with respect to each Service, a “Service Period”); (b) the date on which such Service is terminated in accordance with ARTICLE IX; or (c) the date on which this Agreement is terminated in accordance with ARTICLE IX; and provided, that the relevant Recipient shall use its reasonable efforts in good faith to transition itself to a replacement service, system or facility with respect to each Service as soon as reasonably practicable prior to the end of the Service Period for each such Service.

Section 2.03.        Additional Unspecified Services. If, after the date hereof, RemainCo identifies to SpinCo in writing a Service that any of the SpinCo Assets (as defined in the Separation Agreement), including any SpinCo personnel, provided or caused to be provided to or were used in the provision of the 101 Business during the twelve (12) month period prior to the Distribution Date that RemainCo reasonably and in good faith believes would be necessary or reasonably useful in order for the 101 Business to continue to operate in substantially the same manner in which the 101 Business operated in the twelve (12) month period prior to the Distribution Date, and such Service is not set forth on Schedule A, then, in each case, SpinCo shall provide (or cause to be provided) such requested Service (each such additional service, an “Additional Service”) to RemainCo in a manner consistent with the terms of this Agreement and at such cost and on such other terms as shall be mutually agreed by RemainCo and SpinCo (it being understood that if RemainCo and SpinCo fail to reach agreement on such terms, SpinCo will nonetheless remain obligated to provide the requested Service on the terms hereof using the cost methodology described in ARTICLE V) utilizing substantially similar methodology as used to determine the pricing and terms of the most similar Services provided hereunder. The Parties shall enter into a supplement to the Schedule which shall describe in reasonable detail the nature, scope, Service Period(s), Service Charges, termination provisions (including, if applicable, Termination Charges) and other terms applicable to such Additional Service in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service set forth therein shall be deemed a “Service” provided under this Agreement, in each case subject to the terms and conditions of this Agreement and the relevant supplement. Notwithstanding the foregoing, (i) a Party shall have the right to request any Additional Services for the duration of the term of the Agreement, but (ii) in no event shall a Party provide, or cause to be provided, such Additional Services for a Service Period that extends beyond the latest date permitted under any applicable Law. Notwithstanding anything to the contrary in this Agreement but subject to each Party’s compliance with Section 3.01, SpinCo shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any applicable Law.

Section 2.04.        Transition Services Managers.

(a)            RemainCo hereby appoints and designates [●] to act as its initial services manager (the “RemainCo Services Manager”), who shall have authority to act on a Recipient’s behalf with respect to all matters relating to this Agreement. The RemainCo Services Manager shall work with the personnel of the RemainCo Entities to periodically address issues and matters raised by SpinCo relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from SpinCo to any Recipient pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the RemainCo Services Manager, or such other individual as specified by the RemainCo Services Manager in writing and delivered to SpinCo by e-mail. RemainCo shall notify SpinCo in writing (email being sufficient) of the appointment of a different RemainCo Services Manager.

(b)            SpinCo hereby appoints and designates [●] to act as its initial services manager (the “SpinCo Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Services provided by SpinCo and have authority to act on SpinCo’s behalf with respect to all matters relating to this Agreement. The SpinCo Services Manager shall work with the personnel of the SpinCo Entities to periodically address issues and matters raised by RemainCo relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from any Recipient to SpinCo pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the SpinCo Services Manager, or such other individual as specified by the SpinCo Services Manager in writing and delivered to RemainCo by e-mail. SpinCo shall notify RemainCo in writing (email being sufficient) of the appointment of a different SpinCo Services Manager.

Section 2.05.        Limitations on Provision of Services. Notwithstanding anything to the contrary set forth in this Agreement, SpinCo shall not be required to provide or cause to be provided any Service for use in or for any business other than the 101 Business.

Section 2.06.        Availability of SpinCo Personnel. In addition to, and without prejudice to, SpinCo’s obligation to provide or cause to be provided the Services to the RemainCo Entities as further described in this ARTICLE II, for a period no longer than twenty-four (24) months after the Distribution Date or an aggregate of no more than one hundred (100) full time hours of support (“SpinCo Personnel Availability Period”), SpinCo shall make the SpinCo Group’s personnel reasonably available to support the transfer set forth in Section 4.11 of the Separation Agreement, and SpinCo (including by and through such personnel) shall answer questions (in a reasonably timely manner during the SpinCo Personnel Availability Period) from the RemainCo Entities and their Affiliates, including but not limited to, as may relate to the Transferred Know-How (as defined in the Separation Agreement) and the Services provided under this Agreement; provided that, except as set forth in Section 5.04(b), the foregoing shall not create any obligation on SpinCo Group or any of its Affiliates to retain or continue to employ any personnel. The SpinCo Group shall provide the RemainCo Entities and their Affiliates with the foregoing support for up to an aggregate of ten (10) full-time equivalent hours per week, which shall be at no cost to RemainCo. For any additional hours of support reasonably requested by RemainCo in excess of such ten (10) full-time hours for a given week, RemainCo shall reimburse SpinCo for the reasonable and documented hourly salary of the applicable SpinCo personnel per full-time equivalent hour plus a ten percent (10%) premium. The SpinCo Services Manager shall appoint a single individual as its technology transfer lead who shall act as SpinCo’s lead for the timely and complete performance of all activities set forth in this Section 2.06 and Section 4.12 of the Separation Agreement.

ARTICLE III
THIRD-PARTY CONSENTS AND LICENSES; INTELLECTUAL PROPERTY; LOCAL IMPLEMENTING AGREEMENTS

Section 3.01.        Third-Party Consents and Licenses.

(a)            With respect to any Software license or access to Software-based services that are provided under, or as part of, a Service, the relevant Recipient shall comply with the terms and conditions of the vendor/licensor applicable to such Software license or Software-based Service, provided that such terms and conditions shall have been made available to the relevant Recipient prior to the beginning of the Service Period for such Service.

(b)            Except for those items listed on Schedule A, SpinCo shall use commercially reasonable efforts to obtain all third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a SpinCo Entity to provide, or a RemainCo Entity to receive, Services (including, by way of example, not by way of limitation, rights to use, duplicate and distribute third-party Software necessary for the receipt of the Services) (“Required Consents”) and any additional or incremental fees or other costs of obtaining or seeking to obtain such Required Consents (collectively, “Consent Costs”) shall be: (i) to the extent such Consent Costs are reasonable and documented, reimbursed in full by RemainCo to SpinCo; and (ii) in all other cases, paid solely by SpinCo; provided, however, that SpinCo shall not be required to commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such Required Consent; and, provided, further, that SpinCo shall not be required to seek broader rights or more favorable terms for RemainCo than those applicable to SpinCo or the RemainCo Entity, as the case may be, prior to the date hereof or as may be applicable to SpinCo from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that SpinCo’s efforts shall be successful or that RemainCo shall be able to obtain such licenses or rights on acceptable terms or at all and, where SpinCo enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities, provided, however, that the Parties shall cooperate in good faith to find a reasonable alternative to such Services for which such Required Consent cannot be obtained, and SpinCo shall use good faith efforts to supplement, modify, substitute or otherwise alter the Services to provide such Services without such Required Consent in a manner that maintains, as much as possible, the full intended benefit of such Service to the RemainCo Entities and their Affiliates.

Section 3.02.        Intellectual Property.

(a)            As between the Parties, subject to the terms of the Separation Agreement and this Agreement, any Intellectual Property owned or licensed by one Party or any of its Affiliates that is provided to the other Party or any of such other Party’s Affiliates or third-party providers or third-party vendors pursuant to this Agreement shall remain the property of the Party providing such Intellectual Property or Services, or the Affiliate of such Party that provides the same.

(b)            Each Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its permitted subcontractors to grant, to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable (except to third-parties solely to the extent required for the receipt or provision, as the case may be, of any Service), non-exclusive, non-transferable license, solely for the duration of any applicable Service, to use the Intellectual Property owned by or licensed to such Party or any of its Affiliates, solely to the extent necessary for, as the case may be, SpinCo to provide the Services and the relevant Recipient to receive and use the Services. Except as expressly identified in this Section 3.02, nothing contained in this Agreement shall be deemed to grant either Party or its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property owned by or licensed to the other Party (or any Affiliate or permitted subcontractor of the other Party).

Section 3.03.        Local Implementing Agreements. The Parties each recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (each a “Local Implementing Agreement”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Implementing Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Implementing Agreement in a manner that does not subject SpinCo to income taxes in a jurisdiction other than those jurisdictions under the Laws of which such SpinCo is organized or is, before the implementation of such Local Implementing Agreement, a tax resident.

ARTICLE IV
ACCESS

Section 4.01.        Access. As a condition to SpinCo’s obligations to provide the Services hereunder, the RemainCo Entities shall make available on a timely basis to the SpinCo Entities all information and materials reasonably requested by any such Person to enable the SpinCo Entities to provide the Services.

ARTICLE V
COSTS AND DISBURSEMENTS

Section 5.01.        Costs and Disbursements.

(a)            Except as otherwise provided in this Agreement or in the Schedules, RemainCo shall pay to SpinCo or its designee as specified in writing by the SpinCo Services Manager a monthly fee for the Services (or category of Services, as applicable), which monthly fee represents SpinCo’s reasonable and documented actual hourly salary of the applicable SpinCo personnel per full-time equivalent hour plus a ten percent (10%) premium (each fee constituting a “Service Charge” and, collectively, “Service Charges”). For the avoidance of doubt, in addition to any such Service Charges, RemainCo shall also reimburse SpinCo for any out-of-pocket costs reasonably incurred and documented by SpinCo in the provision of such Services at cost, and without such ten percent (10%) premium. During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase except as a result of (i) an increase in the scope or volume of such Services being provided to RemainCo (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested in writing by RemainCo, (ii) an increase in the rates or charges imposed by SpinCo’s service providers or any other third-party provider that is providing goods or services used in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) subject to the limitations set forth in Section 5.04(c), an increase in the ordinary course of payroll (e.g., base salary or wage rate, annual target cash bonus opportunity) or employee benefits (e.g., insurance premiums, vendor costs) for any employees used, or number of employees or contractors used, by SpinCo in providing the Services (“Service Employees”), and solely with respect to the ClinOps Employees, if at the end of the applicable Service Period, SpinCo reasonably determines in good faith that any such ClinOps Employee cannot be redeployed to a position within SpinCo and terminates such Service Employee’s employment as a result thereof, the severance costs payable by SpinCo up to the amounts and in accordance with the payment terms set forth on Schedule B, (in each such case including, for the avoidance of doubt, any employer payroll Taxes due in respect of any of the foregoing, in accordance with Section 5.03, but excluding any equity compensation, transaction or retention payments, defined benefit, non-qualified deferred compensation, post-retirement or retiree medical benefits), (iv) any increase in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by RemainCo relating to newly installed products or equipment or any upgrades to existing products or equipment or (v) an increase in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that SpinCo is implementing the same change with respect to all of its businesses or divisions that utilize the Service. Upon reasonable determination by SpinCo that a basis for the increase of a Service Charge set forth in the immediately preceding sentence exists, SpinCo shall notify RemainCo in writing of the basis for such increase and the amount of such increase (with supporting documentation, subject to any obligations of confidentiality to which SpinCo is subject, it being agreed that SpinCo will use commercially reasonable efforts to obtain any waivers or consents necessary to disclose such Confidential Information to RemainCo, as long as RemainCo agrees to keep such information confidential on customary terms), and the appropriate Schedule shall be amended to reflect such increased Service Charge and such increased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder. For the avoidance of doubt, increases in Service Charges may result from more than one of the causes set forth in clauses (i) through (v) of the second sentence of this Section 5.01(a).

(b)            During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall be decreased to the extent that there is an evidenced decrease after the date hereof in the costs actually incurred by SpinCo in providing such Services as a result of (i) a decrease in the scope or volume of such Services being provided to the relevant Recipient (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested (in writing) by RemainCo, (ii) a decrease in the rates or charges imposed by SpinCo’s service provider or other third-party provider that is providing goods or services used by SpinCo in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) a decrease in the payroll or benefits for any Service Employee (including, in the case of any ClinOps Employee, a decrease resulting from the forfeiture of any severance amount (or portion thereof) set forth on Schedule B in accordance with its terms), (iv) any decrease in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by RemainCo (including relating to newly installed products or equipment or any upgrades to existing products or equipment), or (v) a decrease in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that SpinCo is implementing the same change with respect to all of its businesses or divisions that utilize the Service; provided, that SpinCo shall reasonably notify RemainCo of any decrease in the amount of any Service Charge as set forth in the foregoing clauses (i) through (v), and the appropriate Schedule shall be amended to reflect such decreased Service Charge and such decreased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder.

(c)            RemainCo, at its sole cost and expense, shall have the right, by reasonable prior notice given to SpinCo, to retain an independent third party to audit SpinCo’s and its Affiliates’ books and records to confirm the Service Charges levied by SpinCo for the Services or any other amount paid or payable by RemainCo to SpinCo hereunder (i) once within the first three (3) months of the term of the Agreement, and (ii) following such audit, no more often than once every six (6) months thereafter for the duration of the term of the Agreement. Upon written request by RemainCo, SpinCo shall, or shall cause its Affiliates to, within a reasonable period of time, provide, at the sole cost and expense of RemainCo, all assistance, records and access reasonably requested by RemainCo in responding to such audit, solely to the extent it relates to Service Charges for the Services provided hereunder provided, however, that (a) notwithstanding the foregoing, SpinCo shall not be required to provide RemainCo and its representatives such access to the extent it, in the SpinCo’s reasonable discretion, would reasonably be expected to waive any applicable privileges (including attorney client privilege), breach contractual confidentiality obligations or violate any applicable Law; provided, further, that SpinCo shall use its commercially reasonable efforts to provide such access in a manner that would not waive such privilege, breach such obligations or violate such Law, or would otherwise permit such access in a manner that would remove such objection, and (b) such access, inquiry or request shall not unreasonably interfere with the business or operations of SpinCo.

Section 5.02.        No Right to Set-Off. RemainCo shall pay the full amount of Service Charges, Termination Charges (to the extent applicable) and shall not set off, counterclaim or otherwise withhold any amount owed (or to become due and owing) to SpinCo under this Agreement on account of any obligation owed (or to become due and owing) by SpinCo or any of its Affiliates to RemainCo or any of its Affiliates that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 5.03.        Tax Matters.

(a)            Services Taxes. RemainCo shall bear any and all sales, use, excise, value added, indirect, goods and services and other similar taxes (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by RemainCo pursuant to this Agreement (such taxes, the “Service Taxes”). For the avoidance of doubt, this Section 5.03(a) shall not apply to, and RemainCo and SpinCo each shall pay and be responsible for, all Taxes based on their respective income, profits or assets, employment Taxes and all other Taxes not described in the previous sentence that are imposed on each of them or their respective Affiliates.

(b)            Withholding Tax or Other Similar Taxes. RemainCo (and its applicable Affiliates) shall have the right to withhold or deduct Taxes from any payments made under this Agreement as required by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority (including any Taxing Authority) on a timely basis in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.

(c)            Minimization and Recovery of Taxes. SpinCo shall use commercially reasonable efforts to (i) minimize the amount of Service Taxes or amounts required to be withhold or deducted under applicable Law by RemainCo under Section 5.03(b) and (ii) claim any available refunds or credits of Service Taxes or amounts withheld under applicable Law by RemainCo. SpinCo shall promptly pay (or cause to be paid) to RemainCo any such amounts recovered by SpinCo or its Affiliates pursuant to the previous sentence.

(d)            Cooperation. RemainCo and SpinCo shall use commercially reasonable efforts to cooperate to minimize the imposition of, and the amount of, any taxes described in Section 5.03 (including through the provision of any relevant forms or other documents). SpinCo shall keep RemainCo reasonably informed with respect to (i) the reporting of Services Taxes, (ii) any audit relating to Services Taxes, or (iii) any assessment, refund, claim or legal proceeding relating to Services Taxes, including, in each instance, providing RemainCo with such information and documentation as is reasonably neccesary. Without limiting the generality of the foregoing, upon entering into this Agreement, and at any time thereafter that RemainCo reasonably requests, SpinCo shall provide RemainCo an IRS Form W-9 or applicable IRS Form W-8, as applicable, or any similar form reasonably requested by RemainCo under any applicable Law, in order to avail themselves of any exemptions from and to minimize any applicable withholding taxes on any amounts otherwise payable pursuant to this Agreement.

Section 5.04.        Service Employees.

(a)            Except as provided in Section 5.04(b), SpinCo shall continuously employ each of the ClinOps Employees, with the same title and job duties as were in effect for such Service Employee on the day immediately preceding the Closing Date, from the Closing Date through the end of the applicable Service Period (or if earlier, the effective date of such ClinOps Employee’s voluntary resignation of employment). Except as provided in Section 5.04(c), SpinCo shall maintain for each ClinOps Employee the same base salary (or wage rate, as applicable) annual target cash bonus opportunity and employee benefits that were in effect for such ClinOps Employee on the day immediately preceding the Closing Date.

(b)            Notwithstanding anything to the contrary herein, SpinCo shall not, without Cause or RemainCo’s prior written consent, terminate the employment of any ClinOps Employee prior to the end of the applicable Service Period. SpinCo shall notify RemainCo in writing promptly, and in no event more than five (5) Business Days, after a ClinOps Employee gives notice of resignation, and shall, if reasonably practicable, notify RemainCo in writing five (5) Business Days prior to termination of a ClinOps Employee by SpinCo for Cause. Upon RemainCo’s written request that a Service Employee be removed from service, SpinCo shall, within one (1) Business Day, cause such Service Employee to cease providing any Services to RemainCo and, (i) as of the date thereof (the “Service Employee End Date”), such Service Employee shall cease to be a Service Employee, (ii) SpinCo shall be solely responsible for all compensation, benefits or other costs associated with such Service Employee that accrue or arise after the Service Employee End Date, and (iii) except for any severance to be provided to a ClinOps Employee in accordance with Schedule B, SpinCo shall cease to include the cost of compensation and benefits for such Services Employee in the calculation of the Service Charge, other than ordinary-course compensation and benefits accrued through such Service Employee’s Service Employee End Date.

(c)            SpinCo shall not, without RemainCo’s prior written consent, make any change to the compensation, benefits or other terms and conditions of employment of any of the ClinOps Employees prior to the end of the applicable Service Period, other than with respect to broad-based changes in employee benefits that are implemented by SpinCo in the ordinary course for its employees, generally, and that do not have a disproportionate impact on the ClinOps Employees.

ARTICLE VI
STANDARD FOR SERVICE

Section 6.01.        Standard for Service. Except as otherwise provided in this Agreement or the Schedules, SpinCo agrees to provide, or cause to be provided, the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are, in all material respects, no less than the nature, quality, standard of care and service levels at which substantially the same services were performed by or on behalf of the SpinCo Assets (including personnel) as of twelve (12) months prior to the Distribution Date (or, if not so previously provided, then substantially the same nature, quality, standard of care and service levels as those applicable to similar services performed by or on behalf of the SpinCo Assets (including personnel) as of twelve (12) months prior to the Distribution Date); provided, however, that nothing in this Agreement shall require any SpinCo Entity to favor any RemainCo Entity’s operation of its business over any SpinCo Entity’s own business operation. Without limiting its obligations pursuant to this Section 6.01, SpinCo will not be obligated under this Agreement to (x) hire additional employees or, with the exception of the ClinOps Employees, retain specific employees or (y) purchase, lease, or license any additional Software, or additional equipment or other assets.

Section 6.02.        Third Parties. Subject to compliance with Section 3.01, in the event any Required Consent is required for SpinCo or its designees to provide any Services and such Required Consent is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services, and SpinCo shall use good faith efforts to supplement, modify, substitute or otherwise alter the Services to provide such Services without such Required Consent. If the Parties are unable to identify such an alternative, SpinCo and its Affiliates shall not be obligated to provide any such Services or to obtain replacement services therefor. SpinCo shall not be obligated to provide any Services which, if provided, would violate any third-party Contract.

Section 6.03.        Maintenance. In the event that SpinCo’s facilities are temporarily shut down for reasons outside of SpinCo’s control, with respect to the Services dependent on the operation of such facilities or systems, SpinCo shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize any period of shutdown. RemainCo shall be relieved of its obligation hereunder to pay Service Charges for any Services that cannot be provided by SpinCo for the duration of such shutdown.

Section 6.04.        Modifications. SpinCo may modify a Service (including, with respect to the cost (determined in accordance with Section 5.01), scope, timing and quality of such Service) (a) to the extent the same modification is made with respect to the entirety of SpinCo’s provision of such Service to any of its Affiliates and any other Person to whom SpinCo provides such Service; or (b) if provision of such Service is prohibited or restricted by applicable Law; provided, however, that, in such event, SpinCo shall use commercially reasonable efforts to limit the disruption to the business or operations of the relevant Recipient caused by such modification. SpinCo’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.04 and each Recipient shall use commercially reasonable efforts to comply with any such amendments. Subject to the terms in this Agreement, in providing its Services hereunder, SpinCo may use any information systems, hardware, Software, processes and procedures it deems necessary or desirable in its reasonable discretion, subject to Section 6.01.

Section 6.05.        Disclaimer of Warranties. Except as expressly set forth in Section 6.01 and subject to the limitations in ARTICLE VIII, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that each Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and SpinCo makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SPINCO HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND EACH RECIPIENT, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND RECIPIENT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY.

Section 6.06.        Compliance with Laws and Regulations. Each Party shall be responsible for its and its Affiliates’ own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates shall take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates, as the case may be. SpinCo shall not be obligated to provide any Service which, if provided, would violate any applicable Law.

Section 6.07.        No Professional Services. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither SpinCo or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, regulatory, compliance, financial, payroll and benefits, accounting, treasury or tax advice or IT consulting services to RemainCo or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement or any Schedule hereto, whether as part of or in connection with the Services provided hereunder or otherwise, except as set forth on Schedule A.

Section 6.08.        No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, except to the extent required by applicable Law or to the extent it is expressly stated in a Schedule that a filing obligation exists, neither SpinCo or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any Taxing Authority) or other Person on behalf of RemainCo or any of its Affiliates, or any of its or their respective Representatives.

ARTICLE VII
DISPUTE RESOLUTION

Section 7.01.        Dispute Resolution.

(a)            In the event of any dispute, controversy, claim or action arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including indemnification claims and claims seeking redress or asserting rights under any Law, whether in contract, tort, common law, statutory law, equity or otherwise, including any question regarding the negotiation, execution or performance of this Agreement (each, a “TSA Dispute”), RemainCo and SpinCo agree that the RemainCo Services Manager and the SpinCo Services Manager (or such other people as RemainCo and SpinCo may designate) shall negotiate in good faith in an attempt to resolve such TSA Dispute promptly and amicably. If such TSA Dispute has not been resolved to the mutual satisfaction of RemainCo and SpinCo within thirty (30) days after the initial notice of the TSA Dispute (or such longer period as the Parties may agree in writing), then, the General Counsel of SpinCo or his or her designee, on behalf of SpinCo, and an authorized representative of RemainCo shall negotiate in good faith in an attempt to resolve such TSA Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree in writing). If, at the end of such time, such Persons are unable to resolve such TSA Dispute amicably, then such TSA Dispute shall be resolved in accordance with the dispute resolution process set forth in Section 8.11 of the Separation Agreement; provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)            In any TSA Dispute regarding the amount of a Service Charge or Termination Charge, if after such TSA Dispute is finally adjudicated pursuant to the dispute resolution or judicial process set forth in Section 7.01(a), it is determined that the Service Charge or Termination Charge that SpinCo has invoiced RemainCo, and that RemainCo has paid to SpinCo, is greater or less than the amount that the applicable charge should have been, then (i) if it is determined that RemainCo has overpaid the Service Charge or Termination Charge, SpinCo shall, within five (5) Business Days after such determination, reimburse RemainCo an amount of cash equal to such overpayment and (ii) if it is determined that RemainCo has underpaid the Service Charge or Termination Charge, RemainCo shall within five (5) Business Days after such determination reimburse SpinCo an amount of cash equal to such underpayment.

ARTICLE VIII
LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01.        Limitation of Liability.

(a)            Notwithstanding any other provision contained in this Agreement, SpinCo, its Affiliates or Representatives (each, a “SpinCo Indemnified Party”) shall not be liable under this Agreement for any consequential, special, incidental, indirect or punitive damages, any amount calculated based upon any multiple of earnings, book value or cash flow, or diminution in value, lost profits or similar items (including loss of revenue, business interruption, income or profits, diminution of value or loss of business reputation or opportunity or loss of customers, goodwill or use) regardless of whether such items are based in contract, breach of warranty, tort or negligence or any other theory, and regardless of whether SpinCo or any of its Affiliates has been advised of, knew or should have known of, anticipated or foreseen the possibility of such damages. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of ARTICLE VI, including the limitations on representations and warranties with respect to the Services.

(b)            The aggregate liability and indemnification obligations of SpinCo or any SpinCo Indemnified Party (in each case, in connection with the provision of Services by SpinCo and any SpinCo Indemnified Parties) and RemainCo or any RemainCo Indemnified Party (in each case, in connection with the receipt of Services by RemainCo and any RemainCo Indemnified Parties), as applicable, with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed, in the aggregate in the applicable calendar year, the aggregate amount of Service Charges actually paid hereunder to or by such Party during such calendar year.

Section 8.02.        RemainCo Indemnification Obligation. Subject to the limitation set forth in Section 8.01(b), each Recipient shall indemnify, defend and hold harmless each SpinCo Indemnified Party from and against any and all losses, and shall reimburse each SpinCo Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any SpinCo Indemnified Party is a Party, to the extent caused by, resulting from or in connection with RemainCo’s gross negligence or willful misconduct in using any of the Services rendered or to be rendered by or on behalf of SpinCo pursuant to this Agreement or material breach of this Agreement.

Section 8.03.        SpinCo Indemnification Obligation. Subject to the limitations set forth in Section 8.01, SpinCo shall indemnify, defend and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “RemainCo Indemnified Party”) from and against any and all losses, and shall reimburse each RemainCo Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any RemainCo Indemnified Party is a Party, to the extent caused by, resulting from or arising out of or in connection with SpinCo’s gross negligence or willful misconduct in providing any of the Services rendered or to be rendered by or on behalf of SpinCo pursuant to this Agreement or any material breach of this Agreement.

Section 8.04.        Indemnification Procedure. The provisions set forth in Article V of the Separation Agreement shall apply mutatis mutandis to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

Section 8.05.        Liability for Payment Obligations. Nothing in this ARTICLE VIII shall be deemed to eliminate or limit, in any respect, RemainCo’s or SpinCo’s express obligation in this Agreement to pay Termination Charges (to the extent applicable) or Service Charges for Services rendered in accordance with this Agreement.

Section 8.06.        Exclusion of Other Remedies. The indemnification expressly provided in this ARTICLE VIII shall be the sole and exclusive monetary remedies of the SpinCo Indemnified Parties and the RemainCo Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by Parties in connection with the transactions contemplated by this Agreement.

Section 8.07.        Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE IX
TERM AND TERMINATION; EXTENSION OF SERVICE PERIOD

Section 9.01.        Term and Termination.

(a)            This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which SpinCo is obligated to provide any Service to a Recipient (including for the purposes of this sub-section, the services described in Section 2.06) in accordance with the terms hereof; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b)            Without prejudice to any Recipient’s rights with respect to a Force Majeure Event, RemainCo may terminate this Agreement with respect to any Service, in whole (by Service line item) but not in part: (i) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to SpinCo of such termination (or such greater or smaller number of days as is provided in the Schedules) (it being understood that an early termination may result in Termination Charges being payable by RemainCo under this Agreement), or (ii) if SpinCo has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist fifteen (15) days after receipt by SpinCo of written notice of such failure from RemainCo.

(c)            SpinCo may terminate this Agreement with respect to one or more Services, in whole (by Service line item) but not in part, at any time if a Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall continue to exist for a period of thirty (30) days after receipt by RemainCo of a written notice of such failure from SpinCo.

(d)            Both Parties may terminate this Agreement with respect to one or more Services (i) immediately upon mutual written agreement or (ii) immediately upon written notice to the other Party in the event that such other Party: (1) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction; (2) makes a general assignment for the benefit of its creditors; or (3) ceases operations or is liquidated or dissolved.

(e)            Upon termination of this Agreement with respect to one or more Services, the relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than the last day of a Service Period, any periodic Service Charge associated with such Service shall be pro-rated appropriately.

(f)            RemainCo may from time-to-time request in writing a reduction or increase in part of the scope of any Service (it being understood that a reduction may result in Termination Charges being payable by RemainCo under this Agreement). If requested to do so by RemainCo, SpinCo agrees to discuss in good faith the potential reduction or increase in scope and any applicable reductions or increases to the Service Charges in light of all relevant factors including the costs and benefits to SpinCo of any such reductions or increases and (in the case of reductions in scope) any applicable Termination Charges. With respect to any Services that SpinCo has agreed to reduce or increase, the relevant Schedule shall be updated to reflect any such agreed upon reduction or increase in the Service in the level of service provided and the corresponding Service Charges shall be either reduced or increased, as applicable, to the extent the incremental cost to SpinCo of providing such Services is reduced or increased, as applicable, provided, and for clarity, any such increase in a Service Charge shall not be based on any increased incremental costs to SpinCo already embodied in a Termination Charge paid or payable by RemainCo hereunder. For the avoidance of doubt, SpinCo is not obligated to reduce or increase the scope of any Services or relevant Service Charges.

Section 9.02.        Effect of Termination of Services.

(a)            Upon termination (for any reason other than expiration of the Service Period duration) or reduction of any Service (in whole or in part) pursuant to this Agreement, (A) RemainCo shall bear all Termination Charges, to the extent applicable, other than Termination Charges identified on Schedule A as SpinCo obligations, provided, however, that SpinCo shall not be under any obligation to pay any Termination Charges with respect to any termination of any Service by SpinCo pursuant to Section 9.01(c) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Termination Charges shall be borne by RemainCo); provided, further, that SpinCo shall bear all Termination Charges with respect to any termination of any Service by RemainCo pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii). All Termination Charges shall be invoiced and paid as provided in ARTICLE V.

(b)            Upon termination of any Service pursuant to this Agreement, SpinCo shall have no further obligation to provide the terminated Service, and RemainCo shall have no obligation to pay any future Service Charges relating to any such Service; provided that RemainCo shall remain obligated to SpinCo for the (i) Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement in respect of Services provided prior to the effective date of termination, including Service Charges that are billed in arrears, (ii) Termination Charges, only to the extent applicable, as invoiced by SpinCo to RemainCo; provided, that any such Termination Charges must be invoiced by SpinCo within thirty (30) days after the early termination of a Service. Upon termination of any Service pursuant to this Agreement, SpinCo shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to RemainCo), and, upon request of RemainCo, SpinCo shall provide RemainCo with documentation or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement, ARTICLE I, Section 6.05, ARTICLE VIII (including liability in respect of any indemnifiable losses under this Agreement arising or occurring on or prior to the date of termination), this ARTICLE IX, ARTICLE X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges (to the extent applicable) shall continue to survive indefinitely.

Section 9.03.        Force Majeure. Neither Party (nor any Person acting on its behalf) shall be liable to the other Party for any loss as a result of any delay or failure in the performance of any obligation hereunder which is due to fire, flood, war, acts of God, strikes, riots, pandemic (including delays or issues caused by the SARS-Cov-2 virus and COVID-19 disease, or measures taken by a Governmental Authority with respect thereto), Governmental Authority, or other causes beyond its reasonable control (a “Force Majeure Event”); provided that the Party so affected shall notify the other Party in writing promptly upon the onset of any Force Majeure Event, shall use commercially reasonable efforts to mitigate the effect of any Force Majeure Event to the extent reasonably practical, and notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that SpinCo is unable to provide any Service due to a Force Majeure Event, RemainCo shall be relieved of its obligation to pay for any such Service to the extent not provided (including any Termination Charges payable by RemainCo pursuant to the terms of this Agreement); provided that a Force Majeure Event shall not relieve RemainCo from its payment obligations under this Agreement with respect to the Services actually performed hereunder.

Section 9.04.        Extension of Service Period. Upon sixty (60) days’ advance written notice prior to the expiration of the Service Period for any Service, RemainCo may request a service extension. Provided that RemainCo has been using good faith efforts to migrate off of or replace such Service prior to the end of the applicable Service Period, SpinCo shall use commercially reasonable efforts to accommodate any such extension. If such a request is made, the Parties shall discuss in good faith the requested scope, duration and other terms, including applicable Service Charge, of such proposed extension. In no event shall the term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) of a particular Service exceed the maximum period permitted under any third-party agreement(s) that exist as of the date hereof and are necessary to provide or support such Service.

ARTICLE X
GENERAL PROVISIONS

Section 10.01.      Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other individual or entity. SpinCo shall act as an independent contractor and not as the agent of any Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02.      Subcontractors. SpinCo may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) SpinCo shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to SpinCo; and (b) SpinCo shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in ARTICLE VI hereof and the content of the Services provided to the relevant Recipient.

Section 10.03.      Treatment of Confidential Information.

(a)            The Parties acknowledge that, by reason of their relationship and the provision and receipt of Services, each Party may have access to Confidential Information concerning the other Party’s business, products and services, including the 101 Business. For the avoidance of doubt, any Confidential Information with respect to the 101 Business shall be owned by RemainCo, regardless of whether the SpinCo Group discloses such Confidential Information to RemainCo in the course of its provision of Services under this Agreement. Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents and other personnel not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the disclosing Party, and in the case of any Confidential Information regarding the 101 Business, RemainCo, except for purposes of this Agreement; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; or (ii) in order to comply with applicable Law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by judicial, investigative or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled and shall exercise its reasonable best efforts (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. In the event that a Party becomes legally required (based on advice of counsel) to disclose Confidential Information pursuant to stock exchange rules or securities Laws, the disclosing Party shall allow the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Confidential Information, prior to the disclosure thereof.

(b)            Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own Confidential Information of a like nature, which shall not be less than a reasonable standard of care.

(c)            Each Party shall inform its Representatives and Affiliates of the confidential nature of the information and direct them to abide by the terms hereof in advance of the disclosure of any such Confidential Information to them. Such disclosing Party shall be responsible for any breach of this Agreement by such Representatives or Affiliates, as if such Representatives or Affiliates were a party hereto.

(d)            Each Party shall comply with this Agreement (including but not limited to this Section 10.03(d) and the Data Processing Addendum attached hereto as Schedule C) and all applicable Laws (including Privacy Laws (as defined in the Data Processing Addendum)) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information (as defined in the Merger Agreement).

(e)            The provisions of the Data Processing Addendum attached hereto as Schedule C shall govern the processing of Personal Information in connection with the provision of Services under this Agreement.

(f)            Each Party shall use reasonable best efforts to ensure that at completion of specific Services or termination of this Agreement, all access to Confidential Information of the other Party that was provided for purposes of SpinCo providing such Services to any Recipient, including any access rights provided under Section 4.01 hereof, will be terminated, including cancellation of all user identifications and passwords related thereto, if any, and any Confidential Information of the other Party will be deleted or returned to such other Party.

Section 10.04.      Further Assurances. From time to time following the Distribution, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, however, that nothing in this Section 10.04 shall require either Party or its Affiliates to pay money to, commence or participate in any action or proceeding with respect to, or offer or grant any accommodation (financial or otherwise) to, any third-party following the date hereof.

Section 10.05.      Rules of Construction. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 1.2 of the Separation Agreement.

Section 10.06.      Notices. Except with respect to routine communications by the SpinCo Services Manager under Section 2.04, all notices and other communications under this Agreement shall be made in accordance with Section 8.14 of the Separation Agreement.

Section 10.07.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 10.08.      Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, (ii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (iii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a sale or disposition of any Assets or lines of business of such Party, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto; provided, that in the case of an assignment pursuant to the foregoing clause (ii) or this clause (iii), (A) the non-assigning Party shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any third party Contract by such Party or its Affiliates without the prior written consent of the non-assigning Party; provided, further, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. Notwithstanding the foregoing, rights and obligations of RemainCo under this Agreement may be assigned as and to the extent provided in the Separation Agreement.

Section 10.09.      No Third-Party Beneficiaries. Except as expressly set forth herein with respect to SpinCo Indemnified Parties and RemainCo Indemnified Parties pursuant to ARTICLE VIII, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.10.      Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Separation Agreement, the Merger Agreement and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein, other than the Confidentiality Agreement, which will survive and remain in full force and effect . In the event of conflict or inconsistency between the provisions of this Agreement, on the one hand, and the provisions of any Local Transfer Agreement or Local Implementing Agreement (including any provision of a Local Transfer Agreement or Local Implementing Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement shall prevail and remain in full force and effect. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement or Local Implementing Agreement in accordance with the immediately preceding sentence.

Section 10.11.      Amendment. Except as provided in Section 2.03, Section 5.01(a), Section 6.04, and Section 9.01, this Agreement (including all Exhibits and Schedules) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by an authorized representative of each Party. No consent from any Indemnified Party under ARTICLE VIII (in each case other than the Parties) shall be required to amend this Agreement. Nothing in this Agreement will constitute an amendment to any plan or program sponsored by RemainCo, and no RemainCo plan or program will be amended absent a separate written amendment that complies with the plan’s or program’s amendment procedures.

Section 10.12.      Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 10.13.      Governing Law. This Agreement, and any TSA Dispute, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. SpinCo shall cause the SpinCo Indemnified Parties, and RemainCo shall cause RemainCo Indemnified Parties, to comply with the foregoing and with Section 7.01 as though such Indemnified Parties were a Party to this Agreement.

Section 10.14.      Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.15.      Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

INHIBRX, INC.

By:
Name: [●]
Title: [●]

INHIBRX BIOSCIENCES, INC.

By:
Name: [●]
Title: [●]